EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

                       [Deloitte & Touche, LLP Letterhead]


We consent to the incorporation by reference in this Registration Statement of DigitalThink, Inc. on Form S-3 of our report dated April 18, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of DigitalThink, Inc. for the year ended March 31, 2003, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/  Deloitte & Touche LLP
--------------------------
San Francisco, California
December 12, 2003